Exhibit 5.1

Board of Directors Kandi Technologies Group, Inc. Jinhua City Industrial Zone Jinhua, Zhejiang Province People’s Republic of China Post Code 321016	D +852 3656 6014
E nicholas.plowman@ogier.com

Reference: NJP/RER/178084.00001

February 8, 2024

Dear Sirs

Kandi Technologies Group, Inc. (No: 1958347) (the Company)

1	Background

1.1	Pursuant to the Registration Statement on Form F-4 (File No. 333-259881), as amended, (the “Prior Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2021 and declared effective by the Commission on November 1, 2022, the Company registered an aggregate of 86,690,062 of its ordinary shares, par value $0.001 per share (“Ordinary Share”).

1.2	The Company further filed a statement with the Commission pursuant to General Instruction H to Form F-4 and Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), for the sole purpose of registering an additional 5,144,096 Ordinary Shares (the “Additional Shares”) to be issuable upon the completion of the Reincorporation Merger (as described in the Prior Registration Statement) (the “New Registration Statement”).

1.3	We have been requested to provide you with a legal opinion on matters of British Virgin Islands law in connection with the Company and the Additional Shares.

1.4	All capitalised terms used in this opinion have the respective meanings set forth in the Prior Registration Statement and the New Registration Statement, except to the extent that a contrary indication or definition appears in this opinion or any Schedule. References herein to a Schedule are references to a schedule to this opinion.

2	Document examined

2.1	For the purposes of giving this opinion, we have examined copies of the corporate and other documents and conducted the searches listed in Schedule 1.

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape	Justin Davis Florence Chan Lin Han Cecilia Li James Bergstrom Marcus Leese

3	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(i)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA), and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Issuance of Securities

(ii)	The issued shares in the capital of the Company on the date hereof and as included in the Register of Members were duly authorised for issue and are validly issued, fully paid and non-assessable.

(iii)	The Additional Shares to be offered and issued by the Company as contemplated by the New Registration Statement will be duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the New Registration Statement and/or the Prior Registration Statement and in accordance with the terms set out in the New Registration Statement and/or the Prior Registration Statement, as applicable, such shares will be validly issued, fully paid and non-assessable.

No litigation revealed

(iv)	Based solely on our review of the Court Records (as defined in Part B of Schedule 1), no litigation was pending against the Company in the High Court of the British Virgin Islands.

No winding-up or insolvency proceedings revealed

(v)	Based solely on our review of the Public Records (as defined in Part B of Schedule 1), no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained by the Registry of Corporate Affairs in the British Virgin Islands or the High Court of the British Virgin Islands (in each case to the extent those records are revealed by the Public Records) in respect of the Company.

There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206).

5	Governing law of this opinion

5.1	This opinion is:

(i)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(ii)	limited to the matters expressly stated herein; and

(iii)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date hereof.

5.2	Unless otherwise indicated, all references in this opinion to specific British Virgin Islands legislation shall be to such legislation as amended to, and as in force at, the date hereof.

6	Who can rely on this opinion

This opinion is given for your benefit in connection with the matters described herein and it may not be relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent, save that it may be disclosed on a non-reliance basis to your professional advisers (acting only in that capacity).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 and Exhibit 23.1 to the New Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Prior Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier
Ogier

Schedule 1

Document examined

Corporate and other documents

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 28 June 2019 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 28 June 2019 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 2 February 2024 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	A registered agent’s certificate dated 5 February 2024 of the Company issued by the Registered Agent of the Company (the Registered Agent’s Certificate).

5	A certificate of good standing dated 2 February 2024 issued by the Registrar of Corporate Affairs.

6	Certified true copies of:

(a)	the register of members of the Company as at 5 February 2024; and

(b)	the register of directors of the Company as at 5 February 2024 (together the Registers).

7	Written resolutions of the sole director of the Company dated 6 February 2024 approving, inter alia, the filing of F-4 MEF (the Director Resolutions).

8	Written Resolutions of the sole member of the Company dated 6 February 2024 approving, inter alia, the filing of F-4 MEF (the Shareholder Resolutions).

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	The information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records.

5	The Registered Agent’s Certificate and each of the Registers is accurate and complete as at the date of this opinion.

6	The Director Resolutions and Shareholder Resolutions remain in full force and effect.

Economic Substance

7	The Company is not a legal entity for the purposes of the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the Substance Act), or, if the Company is such an entity and undertakes or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity.

No interest in land in the British Virgin Islands

8	The Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

Schedule 3

Qualifications

Good Standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

2	Under the BCA the register of directors must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period, the Company will be liable to be struck off the Register of Companies.

3	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA and in relation to its filing of its register of directors with the Registry of Corporate Affairs. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors filed at the Registry of Corporate Affairs matches the details set out on the Registered Agent’s Certificate.

Public Records

4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

Sovereign Immunity

5	The State Immunity Act 1978 of the United Kingdom (the State Immunity Act) has been extended to the British Virgin Islands by the State Immunity (Overseas Territories) Order 1979. Under the State Immunity Act:

(a)	a British Virgin Islands company will be immune from the jurisdiction of the British Virgin Islands courts if:

(i)	it is a department of the government of any foreign or commonwealth State other than the United Kingdom (State); or

(ii)	the proceedings relate to anything done by it in the exercise of sovereign authority and the circumstances are such that a State would have been immune from jurisdiction under the State Immunity Act.

(b)	Where a British Virgin Islands company submits to the jurisdiction of a court (in British Virgin Islands or elsewhere) in respect of proceedings where it is entitled (under (a) above) to immunity:

(i)	relief may not be given against it by way of injunction or order for specific performance or the recovery of land or other property; and

(ii)	its property (other than in certain circumstances property used or intended to be used for commercial purposes) may be immune to any process for the enforcement of a judgment or arbitration award or, in an action in rem, for its arrest, detention or sale.